Exhibit 1.2




                             PURCHASE AND SALE AGREEMENT
                               AND ESCROW INSTRUCTIONS

                                     By and Among

                                    Peter Paulsen,
                                      as Seller




                          PACIFIC GATEWAY PROPERTIES, INC.,
                               a New York corporation,
                                       as Buyer


                                         and


                                Chicago Title Company,
                                   as Escrow Holder




                                  December 16, 1996

LIST OF SCHEDULES                                                            vi

         TABLE OF DEFINED TERMS                                             vii

    ARTICLE I PROPERTY                                                        1

         1.1. Land                                                            1

         1.2. Appurtenances                                                   1

         1.3. Improvements                                                    2

         1.4. Personal Property                                               2

         1.5. Intangible Property                                             2

         1.6. Leases                                                          2

    ARTICLE II PURCHASE PRICE                                                 3

         2.1. Purchase Price                                                  3

         2.2. Deposits                                                        3

         2.3. Payment of Purchase Price                                       3

    ARTICLE III TITLE TO PROPERTY                                             4

         3.1. Title                                                           4

         3.2. Bill of Sale, Etc.                                              4

    ARTICLE IV BUYER'S INVESTIGATIONS                                         5

         4.1. Delivery of Documents by Seller                                 5

         4.2. Review of Title                                                 5

         4.3. Service and Other Contracts                                     6

         4.4. Governmental Permits, Approvals and Regulations                 6

         4.5. Review Period                                                   6

         4.6. Right of Entry                                                  7

         4.7. Objections to Survey, Title Report, Property, Leases, or
              Other Matters                                                   7

         4.8. Cooperation                                                     8

    ARTICLE V CONDITIONS PRECEDENT TO CLOSING                                 8

         5.1. Title Matters                                                   8

         5.2.  Delivery of Documents                                          8

         5.3.  Representations and Warranties                                 8

         5.4.  Approval of Update Certificate                                 8

         5.5.  Non-Foreign Status of Seller                                   8

         5.6  Hart-Scott-Rodino Act                                           9

         5.7. Board Approval                                                  9

         5.8. Impairment of Property                                          9

         5.9. Sun Life Assumption                                             9

         5.10. Pacific Crest Assumption                                       9

         5.11. Litigation                                                     9

         5.12 Termination of Employees                                        9

         5.13. Contract Termination                                          10

         5.14. Seller's Performance                                          10

         B. Seller's Conditions to Closing                                   10

         5.15. Delivery of Documents and Purchase Price                      10

         5.16. The HSR Act                                                   10

    ARTICLE VI ESCROW; CLOSING, RECORDING AND TERMINATION                    10

         6.1. Escrow; Deposit with Escrow Holder and Escrow Instructions     10

         6.2. Closing                                                        11

         6.3. Delivery by Seller                                             11

         6.4. Delivery by Buyer                                              14

         6.5. Other Instruments                                              14

         6.6. Prorations                                                     14

         6.7. Costs and Expenses                                             16

         6.8. Closing and Recordation                                        16

         6.9. Termination of Agreement                                       17

         6.10. Release of Deposits                                           17

         611. Limitation on Seller's Remedies                                18

    ARTICLE VII REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER          18

         7.1. Condition of Property                                          18

         7.2. Use and Operation                                              19

         7.3. Land-Use Regulation                                            19

         7.4. Utilities                                                      19

         7.5. Use Permits and Other Approvals                                19

         7.6. Authority of Seller/Interest of Seller in the Property         19

         7.7. Use of Property                                                20

         7.8. Hazardous Substances and Asbestos/Indemnification              20

         7.9. Parking                                                        21

         7.10. Reports, Contracts and Other Documents                        21

         7.11. Leases                                                        21

         7.12. Service Contracts and Other Agreements                        21

         7.13. Agreements Affecting the Property                             22

         7.14. Matters in Respect of Appurtenances; Title                    22

         7.15. Litigation                                                    22

         7.16. Other Contracts to Convey Property                            22

         7.17. Property Tax Assessment                                       22

         7.18. Assessment Liens                                              23

         7.19. Full Disclosure                                               23

         7.20. Non-Foreign Status                                            23

         7.21. Condemnation                                                  23

         7.22. Agreements Related to Use of 4100 Building                    23

    ARTICLE VIII REPRESENTATIONS AND WARRANTIES OF BUYER                     23

         8.1. Representations and Warranties of Buyer                        23

         8.2. No Additional Warranties                                       24

    ARTICLE IX DELIVERY OF PROPERTY                                          24

         9.1. Possession                                                     24

         9.2. Loss, Destruction and Condemnation                             24

    ARTICLE X MAINTENANCE AND OPERATION OF THE PROPERTY                      26

         10.1. Maintenance                                                   26

         10.2. Leases and Other Agreements                                   26

         10.3. Encumbrances                                                  26

         10.4. Consents and Notices                                          26

    ARTICLE XI MISCELLANEOUS                                                 27

         11.1. Notices                                                       27

         11.2. Brokers and Finders                                           28

         11.3. Successors and Assigns                                        28

         11.4. Amendments                                                    28

         11.5. Continuation and Survival of Indemnities, Representations,
         Warranties and Post-Closing Obligations                             29

         11.6. Interpretation                                                29

         11.7. Governing Law                                                 29

         11.8. Merger of Prior Agreements                                    29

         11.9. Attorneys' Fees                                               29

         11.10. Notice of Termination                                        30

         11.11. Specific Performance/Damages                                 30

         11.12. Relationship                                                 30

         11.13. Authority                                                    30

         11.14. Counterparts                                                 30

         11.15. Time of the Essence                                          30

         11.16. Tax Deferred Exchange                                        31

         11.17. Confidentiality/Publicity                                    31

         11.18. Prohibition Against Consideration of Other Purchase
                Proposals                                                    31

         11.19. Assignment by Buyer                                          31

                                  LIST OF SCHEDULES

A:  Description of the Land

B:  Form of Deed

C:  Form of Bill of Sale

D:  Form of Assignment of Intangible Property and
    Warranties

E:  Form of Assignment of Leases

F:  Service Contracts and Other Agreements

G:  Approved Contracts

H:  Permits, Approvals and Regulations

I:  Form of  Non-Foreign Certificate

J:  Form of Update Certificate

K.  Notice to Space Tenants

L:  Form of Vendor Estoppel

M;  Form of Notice to Vendors

N:  Notices to Vendors of Approved Conracts

O:  Leases

P:  Rent Roll and List of Security Deposits

Q:  Form of Tenant Estoppel

                                TABLE OF DEFINED TERMS

Defined Term                                                  Section
------------                                               Where Defined
                                                           -------------

Agreement                                             Introductory Paragraph
Approved Contracts                                          Section 4.3
Appurtenances                                               Section 1.2
Assignee                                                   Section 11.4
Assignment of Intangible Property and Warranties            Section 1.5
Assignment of Leases                                        Section 1.6
Bill of Sale                                                Section 1.4
Buyer                                                 Introductory Paragraph
CC&R's                                                      Section 7.7
CEQA                                                        Section 7.2
Closing                                                     Section 6.2
Closing Date                                                Section 6.2
Code                                                        Section 5.5
Contracts                                                   Section 4.3
Deed                                                        Section 1.1
Deposits                                                   Section 2.2.
Escrow                                                      Section 6.1
Escrow Holder                                         Introductory Paragraph
Governmental or Regulatory Authority                        Section 7.2
Hazardous Substances                                        Section 7.8
HSR Act                                                     Section 5.6
Improvements                                                Section 1.3
Intangible Property                                         Section 1.5
Land                                                        Section 1.1
Laws                                                        Section 6.2
Leases                                                      Section 7.2
Non-Foreign Certificate                                     Section 5.5
Official Records                                            Section 2.3
Permitted Exceptions                                        Section 4.7
Personal Property                                           Section 1.4
Property                                                    Section 1.6
Purchase Price                                              Section 2.1
Real Property                                               Section 1.6
Review Period                                               Section 4.5
Seller                                               Introductory Paragraph
Space Tenants                                               Section 6.3
Survey                                                      Section 4.2

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Title Company                                               Section 3.1
Title Policy                                                Section 3.1
Title Report                                                Section 4.2
Update Certificate                                          Section 5.3

                             PURCHASE AND SALE AGREEMENT
                               AND ESCROW INSTRUCTIONS

          THIS PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS ("Agreement") is made and entered into as of December 16, 1996, by and among PETER PAULSEN, an individual ("Seller"), PACIFIC GATEWAY PROPERTIES, INC., a New York corporation ("Buyer"), and CHICAGO TITLE COMPANY ("Escrow Holder") (provided that if no Escrow Holder is named herein, the Escrow Holder shall be such reputable escrow and/or title company as Buyer may select at any time up to thirty (30) days in advance of the Closing Date), with reference to the following facts:

          A. Seller is the owner of the Land and Improvements, as hereinafter defined.

          B. Buyer desires to purchase from Seller and Seller desires to sell to Buyer the Land as improved with the Improvements, all on the terms and conditions set forth herein.

          NOW, THEREFORE, IN CONSIDERATION of the foregoing and the mutual agreements herein set forth, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer, and where appropriate Escrow Holder, agree as follows:

                                      ARTICLE I
                                       PROPERTY

          Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase from Seller, subject to the terms and conditions set forth herein, the following:

     1.1. LAND. That certain real property (the "Land") described in SCHEDULE A hereto, all of which shall be conveyed to Buyer pursuant to grant deed in the form of SCHEDULE B hereto (the "Deed");

     1.2. APPURTENANCES. All rights, privileges and easements appurtenant to and for the benefit of the Land, including, without limitation, all minerals, oil, gas and other hydrocarbon substances on and under the Land, as well as all development rights, air rights, water, water rights and water stock relating to the Land and any other easements, rights-of-way or appurtenances owned by Seller and used in connection with the beneficial operation, use and enjoyment of the Land, the Improvements, as hereinafter defined, the Intangible Property, as hereinafter defined, or any other appurtenance, together with all rights of Seller in and to streets, sidewalks, alleys, driveways, parking areas and areas adjacent thereto or used in connection therewith, and all rights of Seller in any land lying in the bed of any existing or proposed street adjacent to the Land (all of which are collectively referred to as the "Appurtenances").

     1.3. IMPROVEMENTS. All improvements and fixtures located or to be located on the Land, including, without limitation, all buildings and structures presently located on the Land thereon on the Closing Date, all apparatus, equipment and appliances presently located on the Land and used in connection with the operation or occupancy thereof, such as heating and air conditioning systems and facilities used to provide any utility services, parking services, refrigeration, ventilation, garbage disposal, recreation or other services thereto, and all landscaping and leasehold improvements of tenants, if any, which remain a part of the Property (all of which are collectively referred to as the "Improvements");

     1.4. PERSONAL PROPERTY. All tangible personal property owned by Seller located or to be located on, or situated or to be situated in and used in connection with, the Land and/or the Improvements ("Personal Property"), and all of which Personal Property shall be transferred and assigned to Buyer pursuant to an instrument in the form of SCHEDULE C hereto (the "Bill of Sale");

     1.5. INTANGIBLE PROPERTY. All of the interest of Seller in (i) any intangible personal property which relates to and is reasonably required for the operation and functioning of the Land, Improvements or Personal Property generally, and (ii) any and all warranties guarantees, permits, contracts and other rights owned by Seller relating to the ownership, operation or functioning of all or any part of the Property, as defined below (including without limitation all third party guarantees and warranties, express or implied, in connection with the construction of the Improvements) (all of which are collectively referred to as the "Intangible Property"), and all of which shall be assigned to Buyer pursuant to one or more (as determined by Buyer) assignments in the form of SCHEDULE D hereto (the "Assignment of Intangible Property and Warranties ").

     1.6. LEASES. All interest of Seller, as landlord, in and to all leases affecting any portion of the Land, Improvements or Personal Property as of the Closing Date (the "Leases") which shall be assigned to Buyer pursuant to an instrument or instruments (as determined by Buyer) in the form of SCHEDULE E hereto (the "Assignment of Leases").

          All of the items described in Sections 1.1, 1.2, 1.3, 1.4, 1.5, and
1.6 above are hereinafter sometimes collectively referred to as the "Property." The items described in Sections 1.1, 1.2, and 1.3 above are hereinafter sometimes referred to collectively as the "Real Property."

                                      ARTICLE II
                                    PURCHASE PRICE

     2.1. PURCHASE PRICE. The purchase price for the Property shall be equal to Seventeen Million Seven Hundred Thousand Dollars ($17,700,000) (the "Purchase Price"), which Purchase Price is subject to adjustment as provided in
Section 6.6, 9.2 and elsewhere herein. The Purchase Price may be adjusted, subject to mutual agreement of Buyer and Seller, for items arising from Buyer's investigation of the Property including, but not limited to, capital expenditures, deferred maintenance, and code compliance. The Purchase Price shall be allocated between Real Property and Personal Property as Buyer shall reasonably determine.

     2.2. DEPOSITS. Seller acknowledges that Buyer has deposited the sum of ONE HUNDRED THOUSAND DOLLARS ($100,000) (the "Initial Deposit") with the Title Company pursuant to a non-binding letter of intent dated October 15, 1996 between Buyer and Seller. Upon the execution of this Agreement, Buyer shall deposit the further sum of ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000) (the "Additional Deposit") with the Title Company. The Initial Deposit and the Additional Deposit are referred to collectively herein as the "Deposits". The Title Company shall invest the Deposits in one or more interest bearing accounts designated by Buyer and all interest earned thereon shall accrue to and become a part of the Deposits and be paid to the party entitled to the Deposits as provided in Section 6.10 below.

     2.3. PAYMENT OF PURCHASE PRICE. Buyer shall pay the Purchase Price into Escrow (defined below) at the Closing by wire transfer of immediately available funds in accordance with wiring instructions to be provided by Escrow Holder; provided, however, that Buyer shall deduct from the funds to be wired pursuant to this Section 2.3 an amount equal to the sum of (a) the Deposits held pursuant to Section 2.2 above plus (b) the total amount of indebtedness then owed to Sun Life Assurance Company of Canada (U.S.) ("Sun Life") and secured by the deed of trust on a portion of the Property (the "Sun Life Debt") plus (c) the total amount of indebtedness then owed to Pacific Crest Investment and Loan ("Pacific Crest") and secured by a deed of trust on a portion of the Property (the "Pacific Crest Debt") . At the Closing and as condition precedent thereto, Buyer shall assume the Sun Life Debt subject to the terms of the existing agreements between Seller and Sun Life with respect to the Sun Life Debt and Buyer shall be responsible for payment of any assumption fee not to exceed one percent (1%) of the then outstanding principal balance of the Sun Life Debt incurred in connection with such assumption. At the Closing and as a condition precedent thereto, Buyer shall assume the Pacific Crest Debt, subject to the terms of the existing agreements between Seller and Pacific Crest with respect to the Pacific Crest Debt. Seller agrees to use its best efforts to cooperate with Buyer in obtaining the consent of Pacific Crest to Buyer's assumption of the Pacific Crest Debt.

                                     ARTICLE III
                                  TITLE TO PROPERTY

     3.1. TITLE. At the Closing, Seller shall convey to Buyer marketable and insurable fee simple title to the Property pursuant to the Deed. In furtherance thereof, Seller shall cause Chicago Title Insurance Company or such other title insurance company as may be selected by Buyer (the "Title Company") to issue an ALTA Owner's Policy of Title Insurance (Form B, Rev. 10/17/70) (the "Title Policy") in the full amount of the Purchase Price, insuring fee simple title to the Real Property in Buyer, subject only to (i) the lien of real property taxes for the then applicable fiscal year, to the extent not yet due and payable, (ii) the lien of supplemental taxes imposed by reason of transfer on or after the Closing, and (iii) the Permitted Exceptions (as defined in Section 4.7 below), provided that indemnification of the Title Company to allow it to insure over any otherwise unpermitted exception to title shall not be allowed except with the prior written consent of Buyer (which shall be in Buyer's sole and absolute discretion) after full disclosure to Buyer of the nature and substance of such exception and indemnity. The Title Policy shall
(i) provide full coverage against mechanics' and materialmen's liens arising out of the construction, repair or alteration of any of the Improvements or any tenant improvements, (ii) be in form and substance satisfactory to Buyer in its sole and absolute discretion, and (iii) contain such other endorsements as Buyer may require. Furthermore, the Title Company shall obtain, if requested by Buyer, co-insurance and/or reinsurance agreements as Buyer may request, which reinsurance agreements shall be in ALTA Facultative Reinsurance Agreement Form (rev. 1987), and shall include direct access agreements, in such amounts and in such form as shall otherwise be satisfactory to Buyer.

     3.2. BILL OF SALE, ETC. At the Closing, Seller shall (i) transfer title to the Personal Property to Buyer pursuant to the Bill of Sale,
(ii) transfer and assign to Buyer all of Seller's rights in and to the Intangible Property pursuant to the Assignment(s) of Intangible Property and Warranties, and (iii) transfer and assign to Buyer all of Seller's interest, as landlord, in and to the Leases pursuant to the Assignment(s) of Leases; such title, interest and rights to be free of any liens, encumbrances or interests of third parties other than the Permitted Exceptions to the extent applicable to the Personal Property, Intangible Property or Leases, respectively.

                                      ARTICLE IV
                                BUYER'S INVESTIGATIONS

     4.1. DELIVERY OF DOCUMENTS BY SELLER. To the extent that Seller has not done so prior to the execution of the Agreement, within three (3) business days after the execution hereof, Seller shall deliver to Buyer true, correct and complete copies of all maps, reports, documents, surveys, studies, agreements, correspondence, or other materials pertaining to or concerning the Property in Seller's possession or under its control, including but not limited to all: environmental reports or assessments; hazardous materials, soils and/or ground water studies and reports; geological and geo-technical studies; seismic reports, tests; engineering studies; reports concerning the roof, membranes, foundation, other structural components, or the HVAC, plumbing electrical or other building systems; surveys; Leases and all information regarding the financial condition of all tenants thereunder; contracts; plans; specifications, drawings; documents pertaining to the operation, use, management, construction, repair or maintenance of the Real Property or to taxes or assessments affecting the Real Property and the Personal Property; government permits and approvals; applications filed with governmental agencies or utility companies; and correspondence with or reports or materials from governmental agencies or utility companies.

     4.2. REVIEW OF TITLE. In connection with Buyer's review of title, survey and related matters, Seller shall deliver to Buyer (or, shall make available to Buyer at Seller's office at a reasonable time) and Buyer shall be entitled to review the following:

           (a) a current extended coverage preliminary title report for the Property issued by the Title Company (the "Title Report"), accompanied by legible record copies of all of the underlying documents referred to in Schedule B of the report;

           (b) copies of all existing or proposed easements, covenants, restrictions, agreements or other documents which affect the ownership of or title to the Property and which are not disclosed by the Title Report for the Property, if any (to be made available), including all easements and other agreements related to the use of the 4100 Moorpark Avenue Building;

           (c)  any existing ALTA land survey of the Property (the "Survey") ;

           (d) Copies of subdivision maps and condominium plans, and the conditions and requirements thereto (the conditions and requirements to be made available);

           (e) Copies of all permits and licenses relating to the Property (to be made available);

           (f) Copies of the real property and personal property tax bills for the Property for the previous three (3) years; and

           (g) Such other documents and matters relating to the Property as Buyer may reasonably request during the Review Period (to be made available);

     4.3. SERVICE AND OTHER CONTRACTS. Seller shall promptly deliver, and Buyer shall review and approve in its sole and absolute discretion, a list of and copies of all utility contracts, water and sewer service contracts, service contracts, warranties, permits, soils reports, contracts for employees involved in the operation of the Property (together with a summary of the benefits and compensation payable to such employees) and other contracts or documents of any nature relating to the Property or any portion thereof (the "Contracts"; those Contracts which Buyer approves prior to the end of the Review Period (and prior to the Closing Date in the case of contracts not entered into or delivered or made available to the Buyer until after the expiration of the Review Period) shall be referred to as the "Approved Contracts"). A list of all Contracts is attached hereto as SCHEDULE F. A list of all Approved Contracts is attached hereto as SCHEDULE G.

     4.4. GOVERNMENTAL PERMITS, APPROVALS AND REGULATIONS. Seller shall promptly deliver, and Buyer shall review and approve, a list of and copies of all governmental permits and approvals with respect to the Property relating to the construction, operation, use or occupancy of the Property or any portion thereof, including without limitation, all certificates of occupancy, certificates of compliance, and such other certificates as may be required or customary in the jurisdiction where the Property is located, evidencing compliance with all building permits, approval of use and occupancy of the portions of the Improvements to be occupied or for which a certificate of occupancy or certificate of compliance is required as of the Closing Date in order to permit the Improvements to be legally occupied, and approval of installations therein. A list of all government permits and approvals is attached hereto as SCHEDULE H.

     4.5. REVIEW PERIOD. Buyer shall have until December 24, 1996 (the "Review Period") to complete its review of all materials provided by Seller to Buyer pursuant to this Article IV and to undertake such studies, tests, examinations, inspections, inquiries, and investigations of and concerning the condition of the Real Property (including, without limitation, any and all of the components and systems thereof) as Buyer may, in its sole and absolute discretion, deem to be reasonable, prudent or desirable under the circumstances, including without limitation, studies, tests, examinations, inspections, inquiries and investigations of: the foundation, roof structure and membranes, and all other components of the Improvements; HVAC and other building systems; seismic safety; asphalt; landscaping, location and availability of utilities; geological and seismic conditions and safety; hazardous materials, soils and/or ground water conditions covering the disposal, escape, discharge, use or treatment of Hazardous Substances (as defined below); building, zoning, Americans with Disabilities Act and other code compliance; all Leases, Contracts and other documents affecting the Property and the financial condition of all tenants under the Leases.

     4.6. RIGHT OF ENTRY. Seller grants to Buyer the right to enter upon the Real Property, upon not less than twenty-four hours written notice to Seller, for such purposes as may be necessary to the exercise or performance of the rights of Buyer to inspect and investigate the Property pursuant to this Agreement. Buyer shall exercise such right in a manner which will minimize interference with the use and enjoyment of the Property by the existing tenants. Buyer agrees to pay in full for all materials joined or affixed to the Property in connection with any environmental, engineering, soil, feasibility or other studies or activities that are procured or undertaken by Buyer prior to Closing (herein, "Buyer's Work") and to pay in full all persons who perform labor on the Property with respect to Buyer's Work and not to permit or suffer any mechanic's or materialman's lien of any kind or nature to be enforced against the Property for any of Buyer's Work. Buyer shall be responsible for the costs and expenses of all reports commissioned by Buyer with respect to the Property. In the event that this Agreement is terminated, Buyer shall, as soon as possible , and at Buyer's sole cost and expense, restore the Property where Buyer or Buyer's representatives, agents, contractors, servants, or licensees have performed any Buyer's Work to substantially the same condition it was in but for such Buyer's Work, failing in which Seller may perform the work of restoration and Buyer shall reimburse Seller for the reasonable cost and expense thereof within ten
(10) business days after rendition of bills paid by Seller.

     4.7 OBJECTIONS TO SURVEY, TITLE REPORT, PROPERTY, LEASES, OR OTHER MATTERS. On or prior to the end of the Review Period, Buyer shall notify Seller of any objections Buyer has to the sufficiency of any Survey or Title Report, to the status of Seller's title, to any matter disclosed in any Survey or Title Report, to the physical or financial state of the Property, to any Phase I and/or Phase 2 environmental assessment, or other environmental report, to the Leases, to the Contracts, to the Property, to any item delivered or not delivered by Seller to Buyer, or to any other matter covered by this Article IV; provided, however, that if Buyer has not received a particular Title Report, survey or environmental report by the end of the Review Period, it shall have until ten (10) days after its receipt of the missing item(s) to notify Seller of its objections thereto. If Buyer objects as provided herein, Buyer shall have the option, which must be exercised on or prior to the end of the Review Period
(a) to waive Buyer's objections and purchase the Property as otherwise contemplated by this Agreement, or (b) terminate this Agreement. If Buyer shall fail to give Seller notice of its objections, it shall be deemed to have had no objections. All exceptions to title to, and or encumbrances against, the Property shown on the Title Report or Survey but not objected to by Buyer shall be deemed "Permitted Exceptions."

     4.8 COOPERATION. Seller shall cooperate with Buyer in a good faith attempt to make the deliveries and provide information within the time limits provided for above. Without limiting the generality of the foregoing, Seller shall provide to Buyer with such consent as Buyer may reasonably require so that Buyer may independently confirm information provided to it by Seller with third parties.


                                      ARTICLE V
                           CONDITIONS PRECEDENT TO CLOSING

          A. CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS. Buyer's obligation to proceed with the purchase of the Property is subject to fulfillment or waiver by Buyer of the following conditions precedent:

     5.1 TITLE MATTERS. Buyer shall have reviewed and approved the condition of title to the Real Property, there shall be no exceptions to title to the Property other than the Permitted Exceptions, and the Title Company shall be prepared to issue the Title Policy.

     5.2. DELIVERY OF DOCUMENTS. Seller shall have duly and timely executed and/or delivered the Deed and all of the other documents and things to be executed and/or delivered by Seller pursuant to this Agreement including, without limitation, all of the documents and things specified in Section 6.3 below, and Seller shall have duly and timely performed its other obligations hereunder.

     5.3. REPRESENTATIONS AND WARRANTIES. All of Seller's representations and warranties contained herein or made in writing by Seller shall have been true and correct when made and shall, except as otherwise provided in the Update Certificate (provided that Buyer shall be entitled to terminate this Agreement and its obligations hereunder if the Update Certificate reveals any inaccuracies in Seller's representations and warranties contained herein), be true and correct as of the Closing Date, as though made at, and as of, the

Closing Date, and all times in between such dates, and Seller shall have strictly complied with all of Seller's covenants and agreements contained in or made pursuant to this Agreement.

     5.4. APPROVAL OF UPDATE CERTIFICATE. Seller shall have executed and delivered to Buyer at the Closing the Update Certificate, which Update Certificate shall indicate no changes or exceptions to Seller's representations and warranties made as of the date hereof (except as otherwise indicated on the Update Certificate) and be in form of SCHEDULE I attached hereto and in substance acceptable to Buyer.

     5.5. NON-FOREIGN STATUS OF SELLER. Seller shall executed and delivered to Buyer, on the Closing Date, Seller's certificate in the form attached hereto as SCHEDULE I (the "Non-Foreign Certificate") stating, under penalty of perjury, that (a) Seller is not a "foreign person" for the purposes of Section 1445 of the Internal Revenue Code of 1986, as amended (the "Code"), and that withholding of tax will not be required thereunder, and (b) withholding is not required under the provisions of any state laws in connection with the contemplated transfer of the Property by Seller to Buyer.

     5.6.      HART-SCOTT-RODINO ACT.

     (a) Buyer shall have obtained (i) evidence reasonably satisfactory to Buyer that the notification and reporting requirements of the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (15 U.S.C. Section 18a) (the "HSR Act") do not apply to the transaction contemplated hereby or (ii) in the event the notification and reporting requirements of the HSR Act shall be applicable to the contemplated transaction, evidence reasonably satisfactory to Buyer that all applicable notification and reporting requirements of the HSR Act have been timely and completely fulfilled. Seller and Buyer agree to cooperate in effecting compliance with the HSR Act to the extent required under applicable law, and, if notification or filings are required thereunder, to share equally the filing fees, if any.

     5.7 BOARD APPROVAL. This Agreement and the transactions contemplated hereby shall have been approved by the Buyer's board of directors, which may be granted or withheld in the Board's sole and absolute discretion.

     5.8. IMPAIRMENT OF PROPERTY. No material adverse change shall have occurred in the condition or ownership of the Property or any part thereof and, as of the Closing, no part of the Property, or any interest of Seller therein, shall be encumbered by any lien, pledge, security interest, financing or due and unpaid charge, tax or other imposition (other than Permitted Exceptions and items which will be removed on or prior to the Closing Date), or damaged and not repaired to Buyer's satisfaction or taken in condemnation or other like proceeding and no such proceeding is pending or threatened, except as otherwise provided in Section 9.2 hereof.

     5.9. SUN LIFE ASSUMPTION. Sun Life shall have consented to the Buyer's assumption of the Sun Life Debt on the terms contained in the existing agreements between Sun Life and Seller with respect to such debt.

     5.10. PACIFIC CREST ASSUMPTION. Pacific Crest shall have consented to the Buyer's assumption of the Pacific Crest Debt on the terms contained in the existing agreements between Pacific Crest and Seller with respect to such debt.

     5.11. LITIGATION. There shall be no litigation or other judicial or administrative proceeding pending as of the Closing Date which could, in Buyer reasonable opinion, have a material adverse impact on the Property.

     5.12 TERMINATION OF EMPLOYEES. Seller shall have terminated all employees employed by Seller in connection with the operation of the Property in compliance with applicable law and shall have paid in full all compensation and benefits owed to such employees.

     5.13 CONTRACT TERMINATION. Seller shall have terminated, on or before the Closing Date, those Contracts, if any, which would be binding on Buyer subsequent to the Closing and which Buyer has designated on or before the Review Period to be terminated. Seller shall deliver to Buyer within fifteen days after the execution hereof a list of all Contracts which would be binding on Buyer subsequent to the Closing, together with a true, complete and correct copy of such Contracts if not previously delivered to Buyer.

     5.14 SELLER'S PERFORMANCE. Seller shall have performed, in all material respects, each and every obligation contained in this Agreement to be performed by Seller within the time periods applicable thereto.

     The foregoing conditions contained in this Article V.A (except to the extent otherwise provided in Article V.B hereof) are intended solely for the benefit of, and may be waived by, Buyer.

     B.   SELLER'S CONDITIONS TO CLOSING.

          The following conditions are conditions precedent to Seller's obligation to sell the Property:

     5.15. DELIVERY OF DOCUMENTS AND PURCHASE PRICE. Buyer's due and timely execution and delivery of all documents and things to be executed and delivered by Buyer (including, without limitation, the Purchase Price) pursuant to this Agreement including, without limitation, all of the documents and things specified in Section 6.4, below.

     5.16. THE HSR ACT. Seller obtaining, prior to the expiration of the Review Period, (i) evidence reasonably satisfactory to Seller that the notification and reporting requirements of the HSR Act do not apply to the transaction contemplated hereby or (ii) in the event the notification and reporting requirements of the HSR Act shall be applicable to the contemplated transaction, evidence reasonably satisfactory to Seller that all applicable notification and reporting requirements of the HSR Act have been timely and completely fulfilled. Seller and Buyer agree to cooperate in effecting compliance with the HSR Act to the extent required under applicable law, and if notification or filings are required thereunder, to share equally the filing fees, if any.

     The foregoing conditions contained in this Article V.B are intended solely for the benefit of Seller (except to the extent otherwise provided in Article V.A hereof).


                                      ARTICLE VI
                      ESCROW; CLOSING, RECORDING AND TERMINATION

     6.1. ESCROW; DEPOSIT WITH ESCROW HOLDER AND ESCROW INSTRUCTIONS. The purchase and sale contemplated by this Agreement shall be consummated through an escrow (the "Escrow") established with

Chicago Title Insurance Company and its office located at 388 Market Street, Suite 1300, San Francisco, California 94111, Attention: Leslie Hazelwood. Promptly after execution of this Agreement. the parties hereto shall deliver one
(1) fully executed copy of this Agreement to the Escrow Holder and this instrument shall serve as the escrow instructions to the Escrow Holder for consummation of the purchase and sale contemplated hereby. Seller and Buyer agree to execute such additional and supplementary escrow instructions as may be appropriate to enable the Escrow Holder to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

     6.2.      CLOSING.

           (a) Escrow shall close (the "Closing") on January 7, 1997 (the "Closing Date") or such other date as Buyer and Seller may mutually agree in writing; provided, however, that without limiting Buyer's remedies under
Section 6.9(a) hereof, Buyer shall be entitled to terminate its obligations hereunder if the Closing Date has not occurred by January 10, 1997, or if Seller is otherwise in default of any of its obligations hereunder. Except as otherwise expressly provided herein, such date may not be extended without the written approval of both Seller and Buyer. The Closing and the Closing Date shall not have occurred until the Purchase Price shall have been paid by Buyer to Escrow Holder as provided herein. The "Closing" shall be deemed to have occurred on the date that all of the events specified in Section 6.8 of this Agreement shall have occurred.

           (b) In the event the Closing does not occur on or before January 10, 1997, the Escrow Holder shall, unless it is notified by Buyer to the contrary within five (5) days after such date, return to the depositor thereof all items which may have been deposited with Escrow Holder hereunder. Any such return shall not, however, relieve either party hereto of any liability it may have for its wrongful failure to close. Buyer shall, within seven (7) days after the termination of this Agreement in accordance with the terms hereof, return to Seller all documents and materials delivered to Buyer hereunder by or on behalf of Seller.

     6.3. DELIVERY BY SELLER. At the Closing, Seller shall deposit with the Escrow Holder, for the benefit of Buyer, or deliver directly to Buyer the following:

           (a) The Deed, duly executed and acknowledged by Seller, in recordable form, and ready for recordation in the Official Records;

           (b)  The Bill of Sale duly executed by Seller;

           (c) A certificate from the office of the secretary of state of California, dated within thirty (30) days of the Closing Date, indicating that, as of the date of such certificate, there are no filings against Seller in said offices under the respective Commercial Code of California which would be a lien on any of the Personal Property (other than such filings, if any,(i) as are being released at the time of the Closing or (ii) which have been approved in writing by Buyer);

           (d) Original counterparts of the Leases (and amendments thereto, if any, and all records and correspondence relating thereto); estoppel certificates in the form of EXHIBIT Q attached hereto from the Space Tenants (as hereinafter defined) thereunder occupying at least 90% of the leased space and including ten (10) tenants specifically identified by Buyer, which estoppel certificates shall be dated not earlier than sixty (60) days before the Closing Date, and shall certify to and for the benefit of Buyer and its successors and assigns that the Leases are in full force and effect, the counterparts of and amendments to the Leases provided by the Seller to the Buyer are true, correct and complete versions of those Leases, and certifying that Seller, as landlord, is not in default thereunder; and a certified rent roll and listing of security deposits for the Property, if any;

           (e) The Assignment(s) of Leases covering all of the Leases on the Property, duly executed by Seller;

           (f) Originals or, if unavailable, certified copies of any warranties and guaranties received by Seller and to be assigned to Buyer, from any contractors, subcontractors, suppliers or materialmen in connection with any construction, repairs or alterations of the Improvements or any tenant improvements;

           (g) The Assignment(s) of Intangible Property and Warranties, duly executed by Seller and acknowledged, assigning all of Seller's interest in the Intangible Property (except that the only Contracts that shall be assigned are the Approved Contracts);

           (h) To the extent available, originals or, if unavailable, certified copies of all certificates of occupancy for the Improvements;

           (i) To the extent the same are available to Seller, as-built plans and specifications for the Improvements, showing the Improvements in their state of Completion, certified by Seller and by the contractor to be true, complete and correct copies thereof;

           (j) Originals or, if unavailable, certified copies of all licenses or permits held by Seller, and/or to be assigned to Buyer pursuant to this Agreement, in connection with the use, operation or enjoyment of the Property;

           (k) Such resolutions, authorizations, or other documents or agreements relating to Seller as shall be required by the Title Company or by Buyer in connection with this transaction;

           (l) A closing statement prepared by Escrow Holder in form and content consistent with this Agreement and otherwise reasonably satisfactory to Buyer and Seller;

           (m)  The Non-Foreign Certificate, duly executed by Seller;

           (n) A certificate in the form of EXHIBIT J attached hereto duly executed by Seller and dated as of the Closing Date confirming the truth, accuracy and completeness of each of the Seller's representations and warranties set forth in Article VI below and noting with specificity any changes or exceptions thereto based upon events or circumstances intervening after the execution hereof (the "Update Certificate");

           (o) Notices to each of the tenants under the Leases (the "Space Tenants") in the form of SCHEDULE K hereto; and

           (p) Seller's closing certificate, certifying as to the satisfaction of all of the conditions precedent to Seller's obligations hereunder (except delivery of the Purchase Price), addressed to Buyer.

           (q) A estoppel certificate in the form of EXHIBIT L attached hereto from parties to Approved Contracts certifying to and for the benefit of Buyer and its successors and assigns that all amounts owed by Seller thereunder have been paid in full and that there exist no disputes, offsets, or counterclaims with respect thereto;

           (r) Notices to each of the parties to the Approved Contracts in the form of SCHEDULE M hereto; and

           (s)  All keys, properly tagged and identified for the Property.

        Buyer may waive compliance on Seller's part under any of the foregoing items by an instrument in writing.

     6.4. DELIVERY BY BUYER. At the Closing, Buyer shall execute and deliver to Escrow Holder, for the benefit of Seller, or directly to Seller the following:

           (a)  Assignment of Leases executed by Buyer;

           (b)  Assignment of Intangible Property and Warranties executed by
        Buyer;

           (c)  Notices to the Space Tenants in the form of SCHEDULE K hereto;

           (d) Buyer's closing certificate, certifying as to the satisfaction of all of the conditions precedent to Buyer's obligations hereunder, addressed to Seller. and

           (e) Notices to each of the parties of the Approved Contracts in the form of SCHEDULE M hereto.

     After Escrow Holder's receipt of all of the items specified in Section 5.3 hereof, after the complete satisfaction of all of the conditions precedent to Buyer's obligations hereunder, and after the expiration of the Review Period, Buyer shall deliver the Purchase Price to Escrow Holder as provided in Section
2.3 above.

     6.5. OTHER INSTRUMENTS. Seller and Buyer shall each deposit such other instruments as are reasonably required by Escrow Holder or otherwise required to close the escrow and consummate the purchase of the Property in accordance with the terms hereof.

     6.6. PRORATIONS. At Closing, the parties shall prorate as of the Closing Date, on the basis of a thirty-one-day (31-day) month, the following with respect to the Property:

           (a) TAXES. Real estate taxes, recurring assessments, personal property taxes, and rent tax, if any, on all or any portion of the Property, based on the regular and supplemental tax bills for the calendar year in which the Closing occurs (or, if such tax bill has not been issued as of the date of Closing the regular and supplemental tax bill for the calendar year preceding that in which the Closing occurs). If any supplemental real estate taxes are levied for any period preceding the Closing, the parties will, immediately after the Closing or the issuance of the supplemental real estate tax bill (whichever last occurs), prorate between themselves, in cash, without interest and to the date of the Closing Date, the supplemental real estate taxes shown by such bill.

           (b) UTILITIES. All utilities including gas, water, sewer, electricity, telephone and other utilities supplied to the Property shall be read as of the Closing Date. Seller shall pay, prior to the Closing Date, all such amounts for which a bill has been received or for which payment is otherwise due prior to the Closing Date, and Buyer shall be credited, and Seller shall be debited, with an amount equal to all utility charges for the period from the date such bills were issued or such payments were due until the Closing Date.

           (c) RENTS. Rents collected by Seller for the month in which the Closing Date occurs shall be prorated so that Seller shall receive all amounts due Seller applicable to time periods prior to the Closing Date (excluding delinquencies), and Buyer shall receive all amounts applicable to time periods after the Closing Date. With respect to any Lease with delinquent rents as of the Closing Date, Buyer shall apply rents under such Lease received after Closing first to current rents due to Buyer, second to rents due to Seller as of the Closing Date but uncollected prior to settlement, and third to payment of delinquent rent due to Seller. Seller shall retain the right to commence legal action against a tenant for any delinquent rent apportioned to the Seller, at Seller's sole cost and expense, except Seller may not bring unlawful detainer proceedings or similar actions to dispossess a tenant without the consent of Buyer.

           (d) SERVICE CONTRACTS. Amounts payable under Approved Contracts shall be prorated on an accrual basis. Seller shall pay, prior to the Closing Date, all such amounts for which a bill has been received or for which payment is otherwise due prior to the Closing Date, and Buyer shall be credited, and Seller shall be debited, with an amount equal to all amounts accrued under the Approved Contracts from the date such bills were issued or such payments were due until the Closing Date. Seller shall deliver to Escrow, for the benefit of Buyer, evidence of the cancellation or termination of all Contracts other than Approved Contracts, and Seller shall be responsible for all such cancellation costs.

           (e) SECURITY DEPOSITS. Buyer shall be credited and Seller shall be debited with an amount equal to all Security Deposits, plus accrued interest thereon, if any, paid to or on behalf of Seller that remain refundable under the Leases as of the Closing Date in such amounts as verified by the estoppel certificates of the Space Tenants and by Seller's certified rent roll.

           (f) OTHER ITEMS. All other proratable items including, without limitation, licenses and permits being assumed by Buyer, property owners association dues and expenses and other income from, and expenses associated with, the Property shall be prorated between Buyer and Seller as of the Closing. Notwithstanding anything to the contrary in the foregoing or elsewhere herein, Seller shall pay for all brokerage fees and commissions (including without limitation those to Leasing Agent) incurred with respect to Leases executed prior to the Closing Date.

           (g) POST-CLOSING PRORATIONS. Any required post-Closing prorations (e.g. supplemental taxes) shall be accomplished as soon as reasonably practicable after the Closing Date.

           (h) METHOD OF PRORATION. Buyer and Seller agree to prepare a schedule of tentative apportionments prior to the Closing Date. Such apportionments, if and to the extent known and agreed upon as of the Closing Date, shall be paid by Buyer to Seller (if the prorations result in a net credit to the Seller) or by Seller to Buyer (if the prorations result in a net credit to the Buyer), by increasing or reducing the cash to be paid by Buyer at the Closing. Any such apportionments that cannot be determined as of the Closing Date shall be paid by Buyer to Seller, or by Seller to Buyer, as the case may be, in cash as soon as practicable following the Closing Date.

     6.7. COSTS AND EXPENSES. Seller shall pay the cost of the premium for the Title Policy to the extent that such premium does not exceed the premium for a CLTA policy, all legal fees and costs incurred by Seller, the cost of any recordation fees, all county transfer taxes and one-half of all City transfer taxes applicable with respect to the sale of the Real Property, all sales tax, if any, applicable with respect to the sale of the Personal Property and/or the Intangible Property, the Escrow Holder's fees and charges, and other fees and charges which are typically borne by sellers in Santa Clara County, California. Buyer shall pay for its out-of-pocket expenses, all legal fees and costs incurred by Buyer in connection herewith, one-half of all City transfer taxes, an assumption fee not to exceed one percent (1%) of the then outstanding principal balance of the Sun Life Debt incurred in connection with an assumption of the Sun Life Debt, and other fees and charges which are typically borne by buyers in Santa Clara County, California. If Buyer obtains an ALTA Title Policy, Buyer shall pay the difference between the premium for a CLTA policy and an ALTA policy.

     6.8. CLOSING AND RECORDATION. Provided that Escrow Holder has received all of the items required to be delivered pursuant to this Article VI (or a waiver from the party for whose benefit such item is being delivered) and that it has not received prior written notice from Buyer that Buyer has elected to terminate its rights and obligations hereunder pursuant to Article IV,
Article V and/or Section 6.9, and provided that Buyer has either received the Title Policy or the irrevocable commitment of Title Company to provide it with the Title Policy immediately after recordation of the Deed, Escrow Holder is authorized and instructed (a) with respect to the Property, to cause the Title Company to record the documents delivered to the Escrow Holder in accordance with recording instructions set forth in a letter to be delivered to Escrow Holder and Title Company by Buyer (or if no such letter is received prior to the Closing, in accordance with customary practice), (b) to deliver those other documents and instruments delivered into Escrow to the party for whose benefit such documents or instruments were made and (c) to deliver the Purchase Price, as adjusted pursuant to Section 6.6 hereof, upon receiving confirmation of recording of the Deed.

     6.9.      TERMINATION OF AGREEMENT.

           (a) FAILURE OF BUYER'S CONDITIONS. If any one or more of the conditions to Buyer's obligations, as set forth in Article V.A, Section
        6.3 or elsewhere in this Agreement, is not either fully performed, satisfied or waived in writing (or deemed waived as provided herein) on or before the Closing Date or such earlier date as provided elsewhere herein, then Buyer may elect, by written notice as provided in Section
        11.10 hereof, to terminate this Agreement, in which case neither party shall have any further obligation to the other (except as set forth in Sections 6.2(b), and 11.2 hereof). Nothing in this paragraph shall be construed to limit any of Buyer's rights or remedies at law or equity in the event of a default by Seller.

           (b) FAILURE OF SELLER'S CONDITIONS. If any one or more of the conditions to Seller's obligations, as set forth in Article V.B.,
        Section 6.4 or elsewhere in this Agreement, is not either fully performed, satisfied or waived in writing (or deemed waived as provided herein) on or before the Closing Date or such earlier date as provided elsewhere herein, then Seller may elect, by written notice as provided in Section 11.10 hereof, to terminate this Agreement and neither party shall have any further obligation to the other (except as set forth in Sections 6.2(b) and 11.2 hereof).

     6.10 RELEASE OF DEPOSITS. The Deposits (including all interest earned thereon): (a) shall be released to Seller as part of the Purchase Price in accordance with the provisions of Section 2.3 above, or (b) shall be released to Seller as liquidated damages if this transaction is not consummated due to default on part of the Buyer as provided in Section 6.11 below, or (c) shall be returned to Buyer if this transaction is not consummated due to any reason other than default on part of the Buyer.

     6.11. LIMITATION ON SELLER'S REMEDIES. IF THIS TRANSACTION DOES NOT CLOSE AS A CONSEQUENCE OF A DEFAULT BY BUYER IN THE PERFORMANCE OF ITS OBLIGATIONS HEREUNDER, SELLER SHALL RETAIN THE DEPOSITS (TOGETHER WITH ALL INTEREST EARNED THEREON) AS LIQUIDATED DAMAGES. SELLER'S ACTUAL DAMAGES WOULD BE DIFFICULT

OR IMPOSSIBLE TO DETERMINE IF BUYER DEFAULTS, AND THE AMOUNT OF SUCH OF THE DEPOSITS (TOGETHER WITH ALL INTEREST EARNED THEREON) ARE THE BEST ESTIMATE OF THE AMOUNT OF DAMAGES SELLER WOULD SUFFER. THE PROVISIONS OF THIS PARAGRAPH
6.11 SHALL BE SELLER'S SOLE REMEDY IN THE EVENT OF A DEFAULT BY BUYER, IN LIEU OF ALL OTHER REMEDIES SELLER MIGHT OTHERWISE HAVE HEREUNDER AT LAW OR IN EQUITY. THE PARTIES WITNESS THEIR AGREEMENT TO THIS LIQUIDATED DAMAGES PROVISION AND THIS LIMITATION OF REMEDIES PROVISION BY THEIR EXECUTION BELOW.

                    RVM                                     PP
             -----------------                     ------------------
             Initials of Buyer                     Initials of Seller


                                     ARTICLE VII
                 REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER

     As an inducement to Buyer to enter into this Agreement and the consummation of the transaction contemplated hereby, except as disclosed in writing to Buyer and attached to this Agreement, seller hereby makes the following representations and warranties to Buyer, which representations and warranties are true, correct and complete both as of the date hereof and again as of the Closing Date, and as of all dates and times in between (except as specifically provided to the contrary herein and in the Update Certificate) and agrees with Buyer as follows:

     7.1. CONDITION OF PROPERTY. To the best of Seller's knowledge, there are no physical or mechanical defects in any of the Improvements on the Property, and all such Improvements are in good operating condition and repair and in compliance with all applicable governmental laws, ordinances, regulations and requirements. Furthermore, without limiting the generality of the foregoing, to the best of Seller's knowledge, the soil on the land is fully capable of supporting the Improvements, without sinking, erosion or other incident or adverse consequence; and the roof of the structures comprising the Improvements is in good condition and free of leaks, and all gutters and leaders installed are in good condition and operating properly.

     7.2. USE AND OPERATION. To the best of Seller's knowledge, the use and operation of the Property are fully entitled, without restriction or conditions, and are in compliance with applicable codes, ordinances, rules, laws, regulations and requirements, including without limitation those applicable to subdivisions, construction of improvements, zoning, land use (including without limitation the California Environmental Quality Act ("CEQA")), public safety, Hazardous Substances and the Americans with Disabilities Act (collectively, "Laws") of any court, or any governmental agency or authority, (collectively, "Governmental or Regulatory Authority"), and Seller has received no notice of non-compliance with any Laws.

     7.3. LAND-USE REGULATION. To the best of Seller's knowledge, there are no zoning or other land-use regulation proceedings or any change or proposed change in any applicable Laws, which could detrimentally affect the use or operation of the Property, and Seller has not received notice of any special assessment proceedings affecting the Property.

     7.4. UTILITIES. To the best of Seller's knowledge, all water, sewer, gas, electric, telephone and drainage facilities and all other utilities required by law or for the intended full use and operation of the Property are installed to the property lines of the Property, are all connected and operating pursuant to valid permits, are adequate to service the Property and to permit full compliance with all Laws and the intended full usage of the Property, and are connected to the Property by means of one or more public or private easements extending from the Property to one or more public streets, public rights-of-way or utility facilities.

     7.5. USE PERMITS AND OTHER APPROVALS. To the best of Seller's knowledge, Seller has obtained all licenses, permits, approvals, certificates of occupancy, other certificates, easements and rights of way (and all such items are currently in full force and effect) required from any Governmental or Regulatory Authority having jurisdiction over the Property, including without limitation any approvals necessary to fully comply with CEQA, or from private parties for the full intended use and operation of the Property and to ensure free and unimpeded vehicular and pedestrian ingress to and egress from the Property as required to permit the full intended usage of the Property.
SCHEDULE H (which shall be supplemented as new such matters are obtained) accurately sets forth all governmental and regulatory licenses, franchises and permits respecting the Property.

     7.6.      AUTHORITY OF SELLER/INTEREST OF SELLER IN THE PROPERTY.
(i) Seller owns the Property as an individual, and the Property is Seller's sole and separate property, and no person has any community property interest or other property interest in the Property; (ii) this Agreement, the Deed, and all other documents executed and delivered by Seller pursuant to this Agreement, constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, (iii) Seller has full power and authority to carry on his business as presently conducted, and (iv) other than with respect to the Sun Life Debt and the Pacific Crest Debt, neither the execution, delivery and performance of this Agreement and all other documents executed and delivered by Seller pursuant to this Agreement, nor the consummation of the transactions contemplated hereby, violate or conflict with, result in the breach or termination of or constitute default under any provisions of any agreement, organizational or charter document, or judicial order to which Seller is a party or to which Seller or the Property is subject.

     7.7. USE OF PROPERTY. Seller knows of no facts nor has Seller failed to disclose to Buyer any fact which would prevent Buyer from using and operating the Property hereafter in the manner in which the Property is intended to be operated. To the best of Seller's knowledge, there do not exist any violation of any declaration of covenants, conditions and restrictions (the "CC&R's") with respect to the Property, nor is there any existing state of facts or circumstances or condition or event which could, with the giving of notice or passage of time, or both, constitute such a violation. To the best of Seller's knowledge, Seller is not in default in respect of any of its obligations pertaining to the Property. The Property is not located in the 100-year flood plain, and no fees, connection charges or assessments are due or pending for the installation or operation of any drainage, water run off or dry well facilities related thereto.

     7.8.      HAZARDOUS SUBSTANCES AND ASBESTOS/INDEMNIFICATION.

     (a) To the best of Seller's knowledge, all operations or activities at, on, in, under or about, or use or occupancy of, the Property, or any portion thereof, by any party, is, and at all times has been, in all respects in compliance with all Laws governing or in any way relating to toxic or hazardous substances, materials or wastes, including, but not limited to, substances, materials or wastes regulated under any applicable local, state or federal law (including without limitation petroleum and petroleum products) ("Hazardous Substances"), and neither Seller nor, to the best of Seller's knowledge, any prior or current owner or prior or current tenant or occupant of the Property, or any portion thereof, engaged in or permitted any dumping, discharge, disposal, spillage, use or leakage of Hazardous Substances, at, on, in, under or about the Property, or any portion thereof, except in accordance with applicable laws. To the best of Seller's knowledge, there is not present at, on, in, under or about the Property, or any portion thereof, any Hazardous Substances, underground storage tanks, asbestos, or any structures, fixtures, equipment or other objects or materials containing Hazardous Substances or asbestos, except in accordance with applicable laws.

     (b) Seller shall indemnify, protect, defend with counsel acceptable to Buyer, and hold Buyer fully harmless from any and all liabilities, damages, claims, penalties, fines, settlements, causes of action, cost or expense, including reasonable attorneys' fees, environmental consultant fees and laboratory fees and costs and expenses of investigating and defending any claims or proceedings, resulting from or attributable to (a) the breach of the warranty contained in this Section 7.8; (b) the presence, disposal, release, or threatened release of any Hazardous Substance that was on, from or affecting the Property at any time prior to the Closing Date, including the soil, water, vegetation, building, personal property, persons, animals, or otherwise; (c) any personal injury (including wrongful death), or property damage (real or personal) arising out of or relating to any hazardous substance present on the Property at any time prior to the Closing Date; (d) any lawsuits or administrative action brought or threatened, settlement breached or governmental order relating to the presence of any Hazardous Substance on the Real Property at any time prior to the Closing Date; or (e) any violation by Seller of laws applicable to Hazardous Substance.

     7.9. PARKING. To the best of Seller's knowledge, (i) The Property, the Improvements and each portion thereof has sufficient and adequate on-site parking facilities to comply with all Laws, and the requirements of all agreements and restrictions affecting the Property (including without limitation the Leases), and to allow the full use and operation of the Property for the purposes for which the Property is intended to be used, and (ii) the Property, the Improvements and each portion thereof have sufficient and adequate access (in compliance with applicable Laws, zoning, land use or other legal or private requirements or agreements) to the Property and to such parking facilities across the Property or from or through one or more physically open and fully dedicated public streets.

     7.10. REPORTS, CONTRACTS AND OTHER DOCUMENTS. All contracts, or leases or documents delivered or made available to Buyer pursuant to this Agreement or in connection with the execution hereof are true, correct and complete copies, and in full force and effect. All such contracts, leases and other documents relating to or affecting the Property have been delivered or made available to the Buyer pursuant to this Agreement to the extent required by this Agreement.

     7.11.     LEASES.

               (a) SCHEDULE N attached hereto is a true and complete list of the Leases which affect the Property. (i) Except as otherwise specified in Schedule J, the Leases are in full force and effect, and (ii) there is no monetary default or other default by any party under any of the Leases (and there exists no condition that with the passage of time or the giving of notice or both would constitute such a default).

               (b) Except with respect to the Leases, no person, firm or entity has any possessory interest in any portion of the Property or any other rights with regard to the use of the Property or any rights to lease all or any part of the Property, or any part thereof or otherwise obtain any interest therein. There has been no assignment of any of the Leases existing with respect to the Property, except for a collateral assignment as security for financing to be satisfied at Closing.

               (c) The rent roll and summary of security deposits for the Property attached hereto as SCHEDULE O are true, correct and complete.

     7.12. SERVICE CONTRACTS AND OTHER AGREEMENTS. Seller has not entered into and there are no contracts or other agreements affecting the owner or ownership of the Property, except as specifically set forth in attached SCHEDULE F (which shall be supplemented as each new Contract or other agreement is executed).

     7.13. AGREEMENTS AFFECTING THE PROPERTY. There are no easements, encumbrances or other agreements (whether or not of record) affecting title to, or creating a lien or charge upon the Property except as shown in the Survey or Title Report or as otherwise specifically set forth in attached SCHEDULE H.

     7.14.     MATTERS IN RESPECT OF APPURTENANCES; TITLE.

               (a) There is no default by Seller under or in respect of any of the Appurtenances, and no Appurtenances have been conveyed, transferred or assigned to any third party except as shown in the Title Report.

               (b) Seller is the sole owner of good, marketable and insurable fee simple title to the Property, free and clear of all liens, security interests, covenants, conditions, rights-of-way, easements and encumbrances of any kind or character whatsoever, subject only to the matters shown on the Title Policy.

     7.15. LITIGATION. There is no action, suit or proceeding pending or, to the best of Seller's knowledge, threatened against Seller, or any basis therefor, that arises out of the ownership of the Property or that might detrimentally affect the use and operation of the Property for its intended purpose, or the value of the Property or adversely affect the ability of Seller to perform its obligations under this Agreement. Without limiting the generality of the foregoing, there is no action, suit or proceeding under the Bankruptcy Code pending or, to the best of Seller's knowledge, threatened against Seller or any entity in which Seller is a general partner or has a contributing interest.

     7.16. OTHER CONTRACTS TO CONVEY PROPERTY. Seller has not committed nor obligated itself in any manner whatsoever to sell the Property, or any portion thereof, to any party other than Buyer. Seller has not hypothecated or assigned any rents or income from the Property, or any portion thereof, in any manner except pursuant to secured financing to be assumed at Closing.

     7.17.     PROPERTY TAX ASSESSMENT.

               (a) Notwithstanding any other provision of this Agreement to the contrary, if Buyer shall become liable after the Closing for payment of any property taxes assessed against the Property for any period of time prior to the Closing, Seller shall immediately pay to Buyer on demand an amount equal to such tax assessment.

               (b) The Real Property is a separate tax lot or lots and is assessed and taxed for real estate tax purposes separate and apart from any other lands.

     7.18. ASSESSMENT LIENS. Except for those matters specifically set forth in the Title Report delivered or to be delivered to Buyer pursuant to
Section 4.2 above, there is no assessment of any kind or nature which constitutes a lien on the Property, or any portion thereof, and no matters other than Permitted Exceptions.

     7.19. FULL DISCLOSURE. No representation and warranty made by Seller in this Agreement contains any untrue statement of a material fact, or fails to state a material fact necessary to make the statements contained herein, in light of the circumstances which under which they were made, not misleading. Seller knows of no fact or circumstance which materially adversely affects, or can be expected to materially adversely affect, the condition, financial or otherwise, of the Property or the Seller.

     7.20. NON-FOREIGN STATUS. Seller is not a "foreign person" within the meaning of Section 1445 ET SEQ. of the Code.

     7.21 CONDEMNATION. Seller is not aware of any contemplated condemnation proceeding or of any intention or plan by the City of San Jose or County of Santa Clara to widen roads or sidewalks around the Property or otherwise to alter, change, or affect the ingress and egress to and from the Property.

     7.22 AGREEMENTS RELATED TO USE OF 4100 BUILDING. All easements, cross-easements and other agreements related to the use of the driveway located at 4100 Moorpark Avenue are set forth on SCHEDULE F-1 hereto, true and correct copies of which have been delivered to Buyer. All such agreements in full force and affect and there are no in defaults thereunder and there is no event or condition which, with the giving of notice or passage of time, or both, would result in a default thereunder.

          The representations and warranties set forth in this Article VI or in any other instruments delivered pursuant to this Agreement (and the indemnities set forth in Article XI hereof) shall survive the execution and delivery of this Agreement (as set forth in Section 11.5 below), the waiver by Buyer of any of the conditions set forth in Article V.A, the awareness by Buyer of the inaccuracy of any representation or warranty, the delivery of the Deed and transfer of title to the Property.

                                     ARTICLE VIII

                       REPRESENTATIONS AND WARRANTIES OF BUYER

     8.1. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to Seller as follows: Buyer is a corporation duly organized under the laws of the State of New York; except for the Buyer Approval, this Agreement and all documents executed by Buyer which are to be delivered to Seller at the Closing are and as of the Closing Date will be duly authorized, executed and delivered by Buyer, and are and as of the Closing Date will be legal, valid and binding obligations of Buyer, and do not and as of the Closing Date will not violate any provisions of any agreement or judicial order to which Buyer is a party or to which it is subject.

     8.2. NO ADDITIONAL WARRANTIES. Buyer agrees that, except for those representations and warranties specifically made by Seller in this Agreement, it is purchasing the Property solely in reliance on its own investigation and that no representations or warranties of any kind whatsoever, express or implied, have been made by Seller or any of Seller's agents.

                                      ARTICLE IX
                                 DELIVERY OF PROPERTY

     9.1. POSSESSION. Possession of the Property shall be delivered to Buyer on the Closing Date subject only to the rights of Space Tenants pursuant to the Leases. Without limiting any other provisions of this Agreement, Seller shall afford authorized representatives of Buyer reasonable access to the Property for the purposes of determining Seller's compliance herewith; however, in no event shall such right give rise to any obligation of Buyer to determine compliance or noncompliance.

     9.2.      LOSS, DESTRUCTION AND CONDEMNATION.

               (a)  DEFINITION OF MATERIAL DAMAGE.  For the purposes of this
Section 9.2, damage to the Property is material if the actual cost of repairing or replacing the damaged portions of the Improvements on the Property exceeds $100,000, or if it would take more than forty-five (45) days to perform such repair or replacement using reasonably diligent efforts.

               (b) EFFECT OF NON-MATERIAL DAMAGE TO IMPROVEMENTS. If prior to the Closing the Improvements on the Property are non-materially damaged by casualty (i) this Agreement may not be terminated by reason of such casualty (provided that this does not waive Buyer's other termination rights under this Agreement) and (ii) Seller will, at Buyer's option, either (a) cause the damaged portion of the Improvements to be repaired at Seller's sole cost and expense or
(b) reduce the Purchase Price by an amount equal to the actual, reasonable and necessary cost of repairing or replacing the damaged portions of the Improvements. Seller will notify Buyer within one (1) day of Seller's receipt of knowledge of any casualty which occurs in between the date of this Agreement and the Closing Date.

               (c) EFFECT OF MATERIAL DAMAGE TO IMPROVEMENTS. If prior to the Closing the Improvements are materially damaged by casualty, Seller shall notify Buyer in writing of such casualty as soon as practicable. Within ten (10) days after the occurrence of such casualty or receipt of applicable insurance proceeds whichever is later, Seller will commence restoration of the damaged Improvements, and shall complete such restorations promptly thereafter, and the Closing Date shall, if necessary be extended until such damaged improvements are complete; provided, however, that no such restoration shall be required unless the same is fully covered by a policy of insurance maintained by Seller and provided, however, that such Improvements must be completed by no later than, and the extended Closing Date may not be extended to a date later than, the earlier to occur of (i) a date which reasonably allows the Completion of the damaged Improvements, and (ii) February 24, 1997. If Seller does not commence or complete such restoration within such time period, then Buyer may elect within the next thirty (30) days pursuant to a writing delivered to Seller and Escrow Holder to (i) continue this Agreement, in which case Seller shall assign to Buyer at the Closing any insurance proceeds to which Seller is entitled with respect to such damage and Buyer shall further be entitled to deduct from the Purchase Price the amount of any deductible payable by Seller under the applicable casualty insurance policy plus the amount of any shortfall after the application of casualty insurance proceeds to the restoration of the Property (including loss of rents and any other costs incurred in restoration of the Property); or (ii) terminate this Agreement, in which case Buyer and Seller shall have no further rights and obligations to the Seller under this Agreement. In the event that Buyer elections option (i), Buyer shall instruct the Escrow Holder to retain in the Escrow from the Purchase Price the amount of the shortfall that Buyer reasonably estimates may result after the application of casualty insurance proceeds to the restoration of the Property and the Escrow Holder shall disburse to Buyer all amounts actually expended by Buyer in the restoration of the Premises after the application of insurance proceeds upon Buyer's submission of certified receipts and invoices for such amounts. Buyer's failure to have elected any of these options within the time allotted therefor shall be deemed to be an election of option (ii).

               (d)  DEFINITION OF MATERIAL TAKING.  For the purposes of this
Section 9.2, a taking or threatened taking by eminent domain or similar proceedings shall be deemed material if the value of that portion of the Property to be so taken exceeds $100,000, or if Buyer determines that the Property so affected is materially adversely affected by such taking or threatened taking.

               (e) EFFECT OF NON-MATERIAL TAKING. If prior to the Closing there is a non-material taking or threatened taking of a portion of the Property
(i) this Agreement may not be terminated and (ii) Seller will assign to Buyer at the Closing all of Seller's rights in and to any condemnation award with respect to such non-material taking, and there will be no reduction in the Purchase Price. Seller will deliver written notice to Escrow Holder and Buyer within one
(1) day after Seller receives notice of or otherwise becomes aware of any taking or threatened taking affecting the Property.

               (f) EFFECT OF MATERIAL TAKING. If prior to the Closing there is a material taking or threatened material taking of a portion of the Property or all of it, Seller shall notify Buyer in writing of such taking or threatened taking, and within ten (10) days after Buyer's receipt of such notice, Seller and Buyer shall endeavor to agree upon whether the Property shall be purchased by Buyer, whether there shall be any reduction in the Purchase Price, and whether there shall be any assignment of any condemnation award with respect to such taking. If within such ten (10) day period Buyer and Seller have not reached a mutually acceptable agreement as to those matters, Buyer within thirty
(30) days thereafter may elect in writing to (i) continue this Agreement subject to the taking or threatened taking with an assignment of all of Seller's rights to condemnation awards, severance damages, payments-in-lieu thereof or the like; or (ii) terminate this Agreement, in which case

Buyer and Seller shall have no further rights or obligations to one another under this Agreement. Buyer's failure to have elected any of these options within the time period allotted therefor shall be deemed to be an election of option (ii).

                                      ARTICLE X
                      MAINTENANCE AND OPERATION OF THE PROPERTY

     10.1. MAINTENANCE. In addition to Seller's other obligations hereunder, Seller shall, in between the date of this Agreement and the Closing Date, at Seller's sole cost and expense, maintain the Property in good order, condition and repair, reasonable wear and tear excepted, shall perform all work required to be done by the landlord under the terms of any Lease affecting the Property, pay all taxes, assessments, fines, penalties, charges and other operating expenses, and shall make all repairs, maintenance and replacements of the Improvements and any Personal Property and otherwise operate the Property in a first class manner (and, where applicable, in the same manner as before the making of this Agreement), the same as though Seller were retaining the Property. Seller shall not make any alterations to the Property in excess of $500 without first receiving Buyer's prior written consent thereof.

     10.2. LEASES AND OTHER AGREEMENTS. Seller shall not, in between the date of this Agreement and the Closing Date, enter into or terminate any Lease, amendment of lease, contract or agreement pertaining to the Property or permit any tenant of the Property to enter into or terminate any sublease, assignment of lease, contract or agreement pertaining to the Property, or modify any lease, contract or agreement pertaining to the Property or waive any rights of Seller thereunder, without in each case obtaining Buyer's prior written consent thereto, which may be granted or withheld in Buyer's sole and absolute discretion. Buyer agrees that all commissions and costs of tenant improvements incurred in connection with any lease entered into by Seller and approved by Buyer pursuant to the previous sentence shall be amortized over the term of the lease and pro-rated to Buyer and Seller at Closing.

     10.3. ENCUMBRANCES. Seller shall not, in between the date of this Agreement and the Closing Date, mortgage, encumber or suffer to be encumbered all or any portion of the Property without the prior written consent of Buyer.

     10.4. CONSENTS AND NOTICES. Seller and Buyer shall cooperate with each other and exercise commercially reasonably efforts to obtain as of the Closing Date, obtain all Consents from, and provide all Notices to, any third party and any Governmental or Regulatory Authority which are required pursuant to any Contract or any applicable Laws as a condition to or in connection with the execution, delivery or performance of this Agreement, the Leases or other documents and instruments contemplated thereby.

                                      ARTICLE XI
                                    MISCELLANEOUS

     11.1. NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing and personally delivered or sent by United States mail, registered or certified mail, postage prepaid, return receipt requested or sent by Federal Express or similar nationally recognized overnight courier service, and addressed as follows, and shall be deemed to have been given upon the date of delivery (or refusal to accept delivery) at the address specified below as indicated on the return receipt or air bill:

          IF TO SELLER:       Mr. Peter Paulsen
                              355 Harris Avenue
                              Suite 201
                              Bellingham, WA 98225
                              Fax No.: (360) 647-6943

          with a copy to:     Hoge Fenton Jones & Appel, Inc.
                              60 South Market Street
                              San Jose, CA  95113-2396
                              Attn: Stephen S. McCray
                              Fax No.: (408) 287-2583

          IF TO BUYER:        Pacific Gateway Properties, Inc.
                              One Rincon Center
                              101 Spear Street, Suite 215
                              San Francisco, CA  94105
                              Attn:  Raymond V. Marino
                              Fax No.: (415) 777-3765

          with a copy to:     Gibson, Dunn & Crutcher
                              One Montgomery Street
                              Suite 2600
                              San Francisco, CA  94104
                              Attn:  Fred L. Pillon, Esq.
                              Fax No.:  (415) 786-5309

          IF TO ESCROW HOLDER
          AND/OR TITLE COMPANY:    Chicago Land Title Company
                                   388 Market Street
                                   Suite 1300
                                   San Francisco, CA  94111
                                   Attn: Leslie Hazelwood
                                   Fax No.:  (415) 788-0871

or such other address as either party may from time to time specify in writing to the other in the manner aforesaid.

     11.2. BROKERS AND FINDERS. Buyer and Seller each hereby represents and warrants that no broker was involved in this Agreement or the transactions contemplated hereby, other than the Buyer's agreement with Colliers - J.R. Parrish International pursuant to which Colliers - J.R. Parrish International is entitled to a broker's fee not to exceed 1% of the Purchase Price (the "Broker's Fee") upon closing. In the event of a claim for a broker's fee, finder's fee, commission or other similar compensation in connection herewith other than as set forth above, (i) Buyer, if such claim is based upon any agreement alleged to have been made by Buyer, hereby agrees to reimburse Seller for any liability, loss, cost, damage or expense (including reasonable attorneys' and paralegals' fees and costs) which Seller may sustain or incur by reason of such claim and
(ii) Seller, if such claim is based upon any agreement alleged to have been made by Seller, hereby agrees to reimburse Buyer for any liability, loss, cost, damage or expense (including reasonable attorneys' and paralegals' fees and costs) which Buyer may sustain or incur by reason of such claim. The provisions of this Section 11.2 shall survive the Closing or earlier termination of this Agreement.

     11.3. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns, except that Seller's interest under this Agreement may not be assigned, encumbered or otherwise transferred whether voluntarily, involuntarily, by operation of law or otherwise, without the prior written consent of the Buyer. Without limiting the generality of the foregoing, Buyer may assign its rights and interests hereunder to any person or entity, including without limitation any client of Buyer's real estate investment division and any special account associated with Buyer.

     11.4. AMENDMENTS. This Agreement may be amended or modified only by a written instrument executed by the party asserted to be bound thereby. If this Agreement or any of Buyer's rights hereunder are assigned or otherwise made available in whole or in part to a person or entity (an "Assignee") as permitted by Section 11.3, Seller agrees to amend this Agreement to make such changes hereto as may be requested by such Assignee in good faith, provided that such changes shall not affect the Purchase Price or other economic aspects of the transaction contemplated hereby.

     11.5. CONTINUATION AND SURVIVAL OF INDEMNITIES, REPRESENTATIONS, WARRANTIES AND POST-CLOSING OBLIGATIONS. All indemnities, representations and warranties by, and all of the post-closing obligations, if any, of, the respective parties contained herein or made in writing pursuant to this Agreement or any other instrument delivered by Seller pursuant hereto are intended to and shall remain true and correct and binding as of the time of Closing and shall survive the execution and delivery of this Agreement, the delivery of the Deed and transfer of title; provided that the representations and warranties shall terminate three
(3) years after Closing. All representations and warranties of Seller contained in any certificate or other instrument delivered at any time by or on behalf of Seller in connection with the transaction contemplated hereby shall constitute representations and warranties hereunder.

     11.6. INTERPRETATION. Whenever used herein, the term "including" shall be deemed to be followed by the words "without limitation." Words used in the singular number shall include the plural, and vice-versa, and any gender shall be deemed to include each other gender. The captions and headings of the Articles and Sections of this Agreement are for convenience of reference only, and shall not be deemed to define or limit the provisions hereof.

     11.7. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

     11.8. MERGER OF PRIOR AGREEMENTS. This Agreement (including the exhibits hereto) constitutes the entire agreement between the parties with respect to the purchase and sale of the Property specifically described herein and supersedes all prior and contemporaneous (whether oral or written) agreements and understandings between the parties hereto relating to the specific subject matter hereof.

     11.9. ATTORNEYS' FEES. In the event of any action or proceeding at law or in equity between Buyer and Seller (including an action or proceeding between Buyer and the trustee or debtor in possession while Seller is a debtor in a proceeding under the Bankruptcy Code (Title 11 of the United States Code) or any successor statute to such Code) to enforce or interpret any provision of this Agreement or to protect or establish any right or remedy of either Buyer or Seller hereunder, the unsuccessful party to such action or proceeding shall pay to the prevailing party all costs and expenses, including, without limitation, reasonable attorneys' and paralegals' fees and expenses (including without limitation fees, costs and expenses of experts and consultants), incurred in such action or proceeding and in any appeal in connection therewith by such prevailing party, whether or not such action, proceeding or appeal is prosecuted to judgment or other final determination, together with all costs of enforcement and/or collection of any judgment or other relief. The term "prevailing party" shall include, without limitation, a party who obtains legal counsel or brings an action against the other by reason of the other's breach or default and obtains substantially the relief sought, whether by compromise, settlement or judgment. If such prevailing party shall recover judgment in any such action, proceeding or appeal, such costs, expenses and attorneys' and paralegals' and others' fees shall be included in and as a part of such judgment.

     11.10. NOTICE OF TERMINATION. If either Buyer or Seller elects to terminate this Agreement, it will submit to Escrow Holder and the other party hereto a notice of termination in duplicate. If Escrow Holder receives a notice of termination, it is instructed to mail and fax one copy to the other such party within one (1) business day. If Escrow Holder has not received a written objection from the other party within five (5) business days after mailing and faxing the copy, Escrow Holder is to (i) comply with the instructions contained in the notice of termination, (ii) pay cancellation charges out of any funds on deposit in this Escrow, (iii) return the Deposit to Buyer, and (iv) cancel this Agreement.

     11.11. SPECIFIC PERFORMANCE/DAMAGES. The parties understand and agree that the Property is unique and for that reason, among others, Buyer will be irreparably damaged in the event that this Agreement is not specifically enforced. Accordingly, in the event of any breach or default in or of this Agreement or any of the warranties, terms or provisions hereof by Seller, Buyer shall have, in addition to a claim for damages for such breach or default, and in addition and without prejudice to any right or remedy available at law or in equity, the right to demand and have specific performance of this Agreement. Seller further acknowledges that Buyer is purchasing the Property as part of the second step of a Section 1031 exchange under the Code and that in the event of any breach or default in this Agreement, Buyer shall have, in addition to a claim for damages for such breach or default, a specific claim for all damages suffered by Buyer as a result of its inability to complete the 1031 exchange, which damages shall specifically include any tax liability resulting from the failure to complete the 1031 exchange.

     11.12. RELATIONSHIP. It is not intended by this Agreement to, and nothing contained in this Agreement shall, create any partnership, joint venture, financing arrangement or other agreement between Buyer and Seller. No term or provision of this Agreement is intended to be, or shall be, for the benefit of any person, firm, organization or corporation not a party hereto, and no such other person, firm, organization or corporation shall have any right or cause of action hereunder.

     11.13. AUTHORITY. Subject, in the case of Buyer, to obtaining the Buyer Approvals, the individuals signing below represent and warrant that they have the requisite authority to bind the entities on whose behalf they are signing.

     11.14. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

     11.15. TIME OF THE ESSENCE. Time is of the essence in this Agreement and with respect to all of its terms.

     11.16. TAX DEFERRED EXCHANGE. The parties shall cooperate with one another if either party elects to have the sale or acquisition of the Property constitute part of a tax deferred exchange.

     11.17 CONFIDENTIALITY/PUBLICITY. Seller and Buyer agree that they shall maintain this Agreement and the transaction contemplated hereby in strict confidence and that no release, notice, or disclosure concerning the existence or terms of this Agreement will be issued, given, or otherwise disseminated without the other party's approval, provided that Buyer may make any disclosures and announcements as required by applicable law.

     11.18. PROHIBITION AGAINST CONSIDERATION OF OTHER PURCHASE PROPOSALS. Until and unless this Agreement has been terminated by Buyer pursuant to Section
5.9 hereto, Seller shall not directly or indirectly solicit or initiate any discussions or negotiations with or provide any information to or otherwise cooperate in any way with, or facilitate or encourage any effort or attempt to, or enter any agreement or understanding with any person or group of persons concerning any sale, lease, exchange, mortgage, pledge, transfer or other disposition of the Property in a single transaction or a series of related transactions.

     11.19. ASSIGNMENT BY BUYER. The rights of Buyer pursuant to this Agreement may be assigned by Buyer without Seller's consent, provided, however, that any such assignment shall not relieve Buyer of its duties and obligations hereunder.



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

          IN WITNESS WHEREOF, Seller, Buyer, and Escrow Holder have executed this Agreement as of the date first above written.


               BUYER:    PACIFIC GATEWAY PROPERTIES, INC.

                         By: ss/Raymond V. Marino

                         Its: President

               SELLER:   Peter Paulsen








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